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                             THE CRONE LAW GROUP LLP

                                   Exhibit 5.1


October 12, 2004

IQ Biometrix, Inc.
39111 Paseo Padre Parkway, Suite 304
Fremont, CA 94538

            RE:  Registration Statement On Form S-8


Ladies and Gentlemen:

      We have examined the Registration Statement on Form S-8, as amended, to be filed by you with the Securities and Exchange Commission on or about October 13, 2004 in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of 1,000,000 additional shares of common stock available for issuance under the 2004 Consultant Compensation Plan. Such shares of Common Stock are referred to herein as the "Shares," and such plan is referred to herein as the "Plan." As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plan.

      Based upon the foregoing, we are of the opinion that the Shares, when issued in the manner described in the Plan and pursuant to the agreements which accompany each grant or purchase under the Plan, will be duly authorized, validly issued, fully paid and nonassessable.

      We consent to the use of this opinion as an exhibit to the Registration Statement, and consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                                                  Very truly yours,

                                                  THE CRONE LAW GROUP LLP

                                                  /s/ THE CRONE LAW GROUP LLP